Exhibit 99.1

News Release

Rockwell Collins reports third quarter fiscal 2016 earnings

•	Earnings per share increase 23% to $1.63

•	Financial outlook for fiscal 2016 updated

CEDAR RAPIDS, Iowa (July 25, 2016) - Rockwell Collins, Inc. (NYSE: COL) today reported third quarter fiscal year 2016 earnings per share from continuing operations increased 23% to $1.63 compared to $1.33 in the prior year. Total sales in the third quarter of fiscal year 2016 were $1.33 billion, a 3% increase from the same period in fiscal year 2015. Total segment operating margins increased 10 basis points to 21.1%.

"All of our business segments posted solid operating performance during the quarter, highlighted by a return to growth in Government Systems and 10% revenue growth in Information Management Services,” said Rockwell Collins Chairman, President, and Chief Executive Officer, Kelly Ortberg. “Directionally, fiscal 2016 continues to progress as we expected, and our restructuring actions announced in the first quarter are delivering the savings we anticipated. As a result, we are narrowing our financial guidance for the year."

The Company narrowed the ranges for its financial outlook for fiscal year 2016 as follows:

•	Total sales are now expected to be about $5.3 billion (from $5.3 billion to $5.4 billion).

•	Earnings per share is now expected to be in the range of $5.50 to $5.55 (from $5.45 to $5.65).

•	Cash flow from operations is now expected to be about $750 million (from $750 million to $850 million).

•	The full year income tax rate is now expected to be about 22.5% (from 22% to 23%).

"Lower-than-anticipated business aircraft OEM production rates and air transport aftermarket service and support sales have impacted our Commercial Systems revenue outlook," added Ortberg. "We now expect Commercial Systems sales to be down about 1% for the year. In addition, we now forecast our cash flow from operations at the lower end of the previously guided range due to the timing of receivable collections and higher spending for pre-production engineering costs. In spite of these market challenges, our strong operational performance has allowed us to narrow our earnings per share estimate for fiscal year 2016 within the previously guided range."

Following is a discussion of fiscal year 2016 third quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2016 third quarter results as summarized below.

(dollars in millions)	Q3 FY16	Q3 FY15	Inc/(Dec)
Commercial Systems sales
Original equipment	$367	$373	(2)%
Aftermarket	236	225	5%
Wide-body in-flight entertainment	9	13	(31)%
Total Commercial Systems sales	$612	$611	—%

Operating earnings	$141	$141	—%
Operating margin rate	23.0%	23.1%	(10) bps

•
Original equipment sales decreased due to lower business aircraft OEM production rates, lower product deliveries to a Chinese regional aircraft manufacturer, and lower Airbus A330 production rates. These decreases were mostly offset by higher product deliveries in support of the Airbus A350 and Boeing 787 production ramps, favorable customer timing for airline selectable equipment, higher product deliveries for the Bombardier CSeries program, and higher customer-funded development program revenues.

•
Aftermarket sales increased due to higher simulation hardware deliveries, higher inorganic sales from the acquisition of International Communications Group, and higher flight deck retrofits, partially offset by lower spares provisioning and lower cabin retrofits.

•
Operating earnings and operating margin were about flat with the prior year as benefits from cost savings initiatives from previously announced restructuring plans were offset by unfavorable sales mix as lower margin customer-funded development sales increased and higher margin business jet OEM sales decreased.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world.

Beginning with the first quarter of fiscal year 2016, Government Systems sales categories have been consolidated as a result of an internal reorganization and are delineated based on the underlying product technologies. The previously reported sales categories of Communication products, Surface solutions and Navigation products are now primarily consolidated into Communication and Navigation. Government Systems sales for the third quarter of fiscal year 2015 has been reclassified to the current year presentation.

Results from the third quarter of 2016 are summarized below.

(dollars in millions)	Q3 FY16	Q3 FY15	Inc/(Dec)
Government Systems sales
Avionics	$376	$338	11%
Communication and Navigation	179	192	(7)%
Total Government Systems sales	$555	$530	5%

Operating earnings	$115	$108	6%
Operating margin rate	20.7%	20.4%	30 bps

•	Avionics sales increased due to higher fixed-wing platform revenues and higher simulation and training sales, partially offset by lower deliveries on various rotary wing platforms.

•	Communication and Navigation sales decreased due to the wind-down of an international electronic warfare program and lower international deliveries of targeting systems.

•
Operating earnings and operating margin increased due to higher sales volume and cost savings initiatives from previously announced restructuring plans, partially offset by unfavorable development program adjustments.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets. Results from the third quarter of 2016 are summarized below.

(dollars in millions)	Q3 FY16	Q3 FY15	Inc/(Dec)
Information Management Services sales	$167	$152	10%

Operating earnings	$26	$23	13%
Operating margin rate	15.6%	15.1%	50 bps

•
IMS sales increased due to 9% growth in aviation related sales, including GLOBALinkSM and ARINCDirectSM. In addition, non-aviation related sales increased 11% due primarily to higher airport and rail program sales.

•	IMS operating earnings and operating margin increased due to incremental earnings on higher sales volume.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate from continuing operations was 13.4% for the third quarter of fiscal year 2016 compared to a rate of 24.9% for the same period last year. The lower current year effective income tax rate from continuing operations was primarily due to the release of a $41 million valuation allowance related to a U.S. capital loss carryforward. This tax benefit was partially offset by favorable adjustments recorded in the prior year related to the remeasurement of certain tax positions.

Cash Flow
Cash provided by operating activities from continuing operations was $223 million for the first nine months of fiscal year 2016, compared to $341 million in the first nine months of fiscal year 2015. The decrease in cash provided by operating activities was due primarily to unfavorable net working capital changes, partially offset by lower tax payments.

During the third quarter of 2016, the company repurchased 0.7 million shares of common stock at a total cost of $67 million. The company also paid a dividend on its common stock of 33 cents per share, or $43 million, in the third quarter of 2016.

Fiscal Year 2016 Outlook

The following table is a summary of the company's updated financial guidance for continuing operations for fiscal year 2016:

•	Total sales	About $5.3 billion (From $5.3 billion to $5.4 billion)
•	Total segment operating margins	About 21.0%
•	Earnings per share	$5.50 to $5.55 (From $5.45 to $5.65)
•	Cash flow from operations	About $750 million (From $750 million to $850 million)
•	Total research & development investment	About $1 billion (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	About 22.5% (From 22% to 23%)

(1) - Total research and development investment consists of company and customer-funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Non-GAAP Financial Information
Total segment operating margin is a non-GAAP measure and is reconciled to the related GAAP measure, Income from continuing operations before income taxes, in the Segment Sales and Earnings Information schedule in this press release. Total segment operating margin is calculated as total segment operating earnings divided by total sales. The non-GAAP total segment operating margin information included in this disclosure is believed to be useful to investors’ understanding and assessment of the company's ongoing operations.

Conference Call and Webcast Details
Rockwell Collins Chairman, President and CEO, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 25, 2016. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Airbus survey ranks Rockwell Collins No. 1 for avionics supplier support
Rockwell Collins was named by Airbus as its top supplier in the Supplier-Furnished Equipment category and received an Excellent In-Service Performance award. The company was honored at a special ceremony at the Farnborough Airshow.

Rockwell Collins completes critical CRIIS milestone for production
Rockwell Collins completed the Production Readiness Review (PRR) for Common Range Integrated Instrumentation System (CRIIS), paving the way for the U.S. Department of Defense to award Production Lot 1. The PRR was done in cooperation with the Test Resource Management Center and CRIIS System Program Office at Eglin Air Force Base.

Mexican Navy selected Rockwell Collins to deliver Transportable Blackhawk Operations Simulator (T-BOS)
Rockwell Collins will deliver one Transportable Blackhawk Operations Simulator and associated services to the Mexican Navy in Veracruz, Mexico, making this delivery the seventeenth T-BOS delivered to domestic and international customers for the UH-60M Blackhawk helicopter.

Bombardier CSeries first delivery marks airline debut of Rockwell Collins’ Pro Line Fusion®
Rockwell Collins’ Pro Line Fusion® avionics made its airline debut following first delivery of Bombardier’s CSeries to Swiss International Air Lines. The aircraft also features Rockwell Collins’ Primary Flight Control Computer, industry-leading MultiScan™ weather radar with predictive windshear and dual Head-Up Display.

Rockwell Collins’ advanced avionics and IFE selected for 44 Shenzhen Airlines' Boeing 737s
Rockwell Collins was selected by China-based Shenzhen Airlines to provide its full suite of advanced avionics and PAVES™ Broadcast overhead In-Flight Entertainment on 44 new airplanes, including 37 Boeing 737 MAX and seven Next-Generation Boeing 737 aircraft.

Rockwell Collins recognized by Bombardier as 2015 In-Service STAR Award winner
Bombardier Commercial Aircraft recognized Rockwell Collins’ exceptional achievements on the CRJ aircraft program throughout the past year with its 2015 In-Service Supplier Top Achievement Recognition (STAR) Award. The STAR Award recognizes suppliers with performance scores of at least 90 percent in areas such as product performance, airline support, and customer focus.

Rockwell Collins provides Venue™-based cabin system on Bombardier Global 5000 and Global 6000 aircraft
Rockwell Collins’ Venue™ high-definition cabin management and entertainment system will be featured on new Bombardier Global 5000 and Global 6000 aircraft beginning in Q3 of 2016. It will also be available as a retrofit solution on in-service Global aircraft models through Bombardier Service Centers.

Rockwell Collins flight controls to be featured on Cessna Citation Longitude
Rockwell Collins' horizontal stabilizer trim and flap actuation systems will be featured on the new Cessna Citation Longitude super-midsize business jet. Rockwell Collins’ horizontal stabilizer trim actuator controls the pitch of the horizontal stabilizer in order to reduce drag and trim the aircraft for optimal efficient flight. The flap actuator system from Rockwell Collins extends and retracts the trailing-edge flap system, which is used to increase lift during slow flight.

U.S. Secretary of Defense recognizes Rockwell Collins for excellence in Performance Based Logistics
The AN/ARC-210 PBL team implemented a 10-year PBL solution between Naval Supply Systems Command (NAVSUP) and Rockwell Collins that improved battlefield interoperability and mission availability. The award was presented to Rockwell Collins and NAVSUP by the Deputy Assistant to the Secretary of Defense Terry Emmert during a ceremony at the DoD Product Support Conference at Ft. Belvoir, Virginia.

Rockwell Collins MicroGRAM selected for U.S. Navy’s bomb disposal robots
Rockwell Collins will provide up to 2,000 of its MicroGRAM GPS receivers to Neya Systems and Northrop Grumman for integration in Neya’s Autonomous Behavior Capability Module, in support of Increment 1 of the Naval Surface Warfare Center’s Advanced Explosive Ordnance Disposal Robotic System.

New Zealand’s three largest airports select Rockwell Collins common use passenger processing solution
Wellington Airport and the Common Use Terminal Equipment clubs at both Auckland and Christchurch International Airports selected Rockwell Collins common use passenger processing solutions, enabling the airports to reduce costs and passengers to experience faster check-in times.

Rockwell Collins to provide fleet-wide international trip support services for Hong Kong based Metrojet
Metrojet, a Hong Kong based six-star business aviation services company, engaged Rockwell Collins’ ARINCDirectSM to provide international trip support services for its fleet of business aircraft. The new contract expands Metrojet’s relationship with Rockwell Collins, which is currently using a number of ARINCDirect’s integrated services.

Zetta Jet signs fleet-wide cabin connectivity agreement with Rockwell Collins
Zetta Jet selected Rockwell Collins’ ARINCDirect to provide its customers with the fastest internet speeds available through Viasat Yonder over KU band and Inmarsat Jet ConneX (JX) over KA band. Zetta Jet is the first business jet provider in Asia to offer high-speed connectivity across its fleet of aircraft.

Airbus selects Rockwell Collins as a lead supplier for high-bandwidth connectivity
Airbus has selected Rockwell Collins as a lead supplier of High-Bandwidth Connectivity for the Airbus A320 single-aisle family of aircraft, and long-range A330 and A380 aircraft.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement
This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2016	2015	2016	2015
Sales:
Commercial Systems	$612	$611	$1,785	$1,798
Government Systems	555	530	1,544	1,606
Information Management Services	167	152	485	456
Total sales	$1,334	$1,293	$3,814	$3,860

Segment operating earnings:
Commercial Systems	$141	$141	$401	$408
Government Systems	115	108	309	328
Information Management Services	26	23	79	66
Total segment operating earnings	282	272	789	802

Interest expense	(16)	(15)	(48)	(45)
Stock-based compensation	(6)	(5)	(21)	(17)
General corporate, net	(13)	(15)	(36)	(44)
Restructuring and asset impairment charges	—	—	(45)	—
Income from continuing operations before income taxes	247	237	639	696
Income tax expense	(33)	(59)	(120)	(186)

Income from continuing operations	$214	$178	$519	$510
Income (loss) from discontinued operations, net of taxes (1)	—	—	1	(8)
Net income	$214	$178	$520	$502

Diluted earnings per share:
Continuing operations	$1.63	$1.33	$3.92	$3.81
Discontinued operations	—	—	0.01	(0.06)
Diluted earnings per share	$1.63	$1.33	$3.93	$3.75

Weighted average diluted shares outstanding	131.5	133.6	132.3	133.9
(1) On March 10, 2015, the Company sold its Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of ASES have been classified as discontinued operations. During the first nine months of 2016, the Company recorded $2 million of income from discontinued operations ($1 million after-tax), primarily due to the favorable settlement of a contractual matter with a customer of the ASES business.

The following table summarizes sales by category for the three and nine months ended June 30, 2016 and 2015 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2016	2015	2016	2015
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$234	$202	$631	$597
Aftermarket	127	122	391	389
Wide-body in-flight entertainment	9	13	30	44
Total air transport aviation electronics	370	337	1,052	1,030

Business and regional aviation electronics:
Original equipment	133	171	402	477
Aftermarket	109	103	331	291
Total business and regional aviation electronics	242	274	733	768
Total Commercial Systems sales	$612	$611	$1,785	$1,798

Commercial Systems sales:
Total original equipment	$367	$373	$1,033	$1,074
Total aftermarket	236	225	722	680
Wide-body in-flight entertainment	9	13	30	44
Total Commercial Systems sales	$612	$611	$1,785	$1,798

Government Systems Sales:
Avionics	$376	$338	$1,026	$1,036
Communication and Navigation	179	192	518	570
Total Government Systems Sales	$555	$530	$1,544	$1,606

Information Management Services sales	$167	$152	$485	$456

Total sales	$1,334	$1,293	$3,814	$3,860

The following table summarizes total Research and Development Investment by segment and funding type for the three and nine months ended June 30, 2016 and 2015 (unaudited, dollars in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2016	2015	2016	2015
Research and Development Investment
Customer-funded:
Commercial Systems	$58	$47	$166	$131
Government Systems	98	98	284	293
Information Management Services	2	3	6	7
Total Customer-funded	158	148	456	431

Company-funded:
Commercial Systems	36	40	97	138
Government Systems	20	20	56	62
Information Management Services (1)	—	—	1	1
Total Company-funded	56	60	154	201
Total Research and Development Expense	214	208	610	632

Increase in Pre-production Engineering Costs, Net	30	34	104	99
Total Research and Development Investment	$244	$242	$714	$731

Percent of Total Sales	18.3%	18.7%	18.7%	18.9%
(1) Research and development expenses for the Information Management Services segment do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2016	September 30, 2015
Current Assets:
Cash and cash equivalents	$307	$252
Receivables, net	1,184	1,038
Inventories, net (1)	1,975	1,824
Other current assets	148	110
Total current assets	3,614	3,224

Property	999	964
Goodwill	1,918	1,904
Intangible Assets	678	703
Deferred Income Taxes	104	165
Other Assets	362	344
TOTAL ASSETS	$7,675	$7,304

Current Liabilities:
Short-term debt	$1,112	$448
Accounts payable	483	487
Compensation and benefits	258	273
Advance payments from customers	263	365
Accrued customer incentives	245	232
Product warranty costs	83	89
Other current liabilities	171	166
Total current liabilities	2,615	2,060

Long-term Debt, Net	1,387	1,680
Retirement Benefits	1,324	1,466
Other Liabilities	235	218
Equity	2,114	1,880
TOTAL LIABILITIES AND EQUITY	$7,675	$7,304

(1) Inventories, net is comprised of the following:
	June 30, 2016	September 30, 2015
Inventories, net:
Production inventory	$859	$812
Pre-production engineering costs	1,116	1,012
Total Inventories, net	$1,975	$1,824

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Nine Months Ended
	June 30
	2016	2015 (1)
Operating Activities:
Net income	$520	$502
Income (loss) from discontinued operations, net of tax	1	(8)
Income from continuing operations	519	510
Adjustments to arrive at cash provided by operating activities:
Non-cash restructuring charges	6	—
Depreciation	107	114
Amortization of intangible assets and pre-production engineering costs	83	75
Stock-based compensation expense	21	17
Compensation and benefits paid in common stock	41	37
Excess tax benefit from stock-based compensation (2)	—	(12)
Deferred income taxes	39	44
Pension plan contributions	(66)	(66)
Fair value of acquisition-related contingent consideration	1	—
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(163)	(108)
Production inventory	(73)	(72)
Pre-production engineering costs	(141)	(134)
Accounts payable	3	(73)
Compensation and benefits	(15)	9
Advance payments from customers	(102)	12
Accrued customer incentives	13	32
Product warranty costs	(6)	(8)
Income taxes	3	28
Other assets and liabilities	(47)	(64)
Cash Provided by Operating Activities from Continuing Operations	223	341
Investing Activities:
Property additions	(133)	(155)
Acquisition of businesses, net of cash acquired	(17)	(24)
Other investing activities	(1)	(8)
Cash (Used for) Investing Activities from Continuing Operations	(151)	(187)
Financing Activities:
Purchases of treasury stock	(261)	(330)
Cash dividends	(129)	(123)
Increase in short-term commercial paper borrowings, net	364	241
Proceeds from the exercise of stock options	15	48
Excess tax benefit from stock-based compensation(2)	—	12
Other financing activities	(2)	(1)
Cash (Used for) Financing Activities from Continuing Operations	(13)	(153)
Effect of exchange rate changes on cash and cash equivalents	(4)	(19)
Discontinued Operations:
Operating activities	—	(14)
Investing activities	—	3
Cash (Used for) Discontinued Operations	—	(11)
Net Change in Cash and Cash Equivalents	55	(29)
Cash and Cash Equivalents at Beginning of Period	252	323
Cash and Cash Equivalents at End of Period	$307	$294
(1) On March 10, 2015, the Company sold its Aerospace Systems Engineering and Support (ASES) business, which provides military aircraft integration and modification services. The results of ASES have been classified as discontinued operations.
(2) The Company adopted the new standard on accounting for share-based payments during the three months ended March 31, 2016, which requires excess tax benefits from stock-based compensation to be classified within operating cash flow. The Company elected to adopt the new standard prospectively as of the beginning of 2016, therefore prior periods have not been adjusted.